Exhibit 3.237

CERTIFICATE OF INCORPORATION

OF

GTP ACQUISITION CO.

I, the undersigned, for the proposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is GTP Acquisition Co. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). The preferences, privileges and relative rights relating to the Common Stock are as follows:

A. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

B. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

C. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

FIFTH: The incorporator of the corporation is Mark R. Carman, whose mailing address is c/o Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, Utah 84111.

SIXTH: Unless and except to me extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

The undersigned, being the sole incorporator hereinabove named, hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this November 7, 2003.

/s/ Mark R. Carman
Mark R. Carman